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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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                    1. Name and Address of Reporting Person*

            Parks-Holbrook           Tricia              Lee
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                (Last)              (First)            (Middle)

                          22223 Old Siler Logging Road
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                                    (Street)

                   Snohomish           WA              98296
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                     (City)         (State)            (Zip)

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              2. Date of Event Requiring Statement (Month/Day/Year)

                                   02/15/2000
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         3. IRS Identification Number of Reporting Person, if an Entity
                                  (Voluntary)

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                   4. Issuer Name and Ticker or Trading Symbol

                          SUNHAWK.COM CORPORATION/SNHK
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                  5. Relationship of Reporting Person to Issuer
                             (Check all applicable)

        [ ] Director                             [ ] 10% Owner
        [X] Officer (give title below)           [ ] Other (specify below)

                             Chief Financial Officer
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               6. If Amendment, Date of Original (Month/Day/Year)

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             Table I -- Non-Derivative Securities Beneficially Owned
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
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1. Title of Security (Instr. 4)  2. Amount of Securities    3. Ownership Form:         4. Nature of Indirect
                                    Beneficially Owned         Direct (D) or Indirect     Beneficial
                                    (Instr. 4)                 (I) (Instr. 5)             Ownership     (Instr. 5)
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Common Stock (no par value)                300                       D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of    2. Date Exercisable     3. Title and amount of Securities   4. Conversion  5. Ownership  6. Nature
   Derivative     and Expiration Date     Underlying Derivative Security      or Exercise    Form of       of Indirect
   Security       (Month/Day/Year)        (Instr. 4)                          Price of       Derivative    Beneficial
   (Instr. 4)                                                                 Derivative     Security      Ownership
                                                                              Security       Direct (D     (Instr. 5)
                                                                                             or Indirect
                                                                                             (I) (Instr.
                                                                                             5)
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               Date         Expiration           Title             Amount
               Exercisable  Date                                   of
                                                                   Number
                                                                   of
                                                                   Shares
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Options          2/15/02    2/15/10    Common Stock (no par value) 3,625      12.00          D
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Options          8/15/02    2/15/10    Common Stock (no par value) 1,813      12.00          D
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Options          2/15/03    2/15/10    Common Stock (no par value) 1,813      12.00          D
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Options          8/15/03    2/15/10    Common Stock (no par value) 1,813      12.00          D
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Options          2/15/04    2/15/10    Common Stock (no par value) 1,813      12.00          D
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Options          8/15/04    2/15/10    Common Stock (no par value) 1,813      12.00          D
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Options          2/15/05    2/15/10    Common Stock (no par value) 1,810      12.00          D
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

Explanation of Responses:



                           /S/ TRICIA PARKS-HOLBROOK
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                           **Signature of Reporting Person



                           2/28/00
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                           Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).